EXHIBIT 15.1

May 18, 2005

ENSCO International Incorporated

500 North Akard Street

Suite 4300

Dallas, Texas 75201-3331

Re:    Registration Statement on Form S-8

With respect to the subject registration statement, we acknowledge our awareness of the use therein of our report dated April 25, 2005 related to our review of interim financial information.

Pursuant to Rule 436 under the Securities Act of 1933 (the Act), such report is not considered part of a registration statement prepared or certified by an independent registered public accounting firm, or a report prepared or certified by an independent registered public accounting firm within the meaning of Sections 7 and 11 of the Act. It should be noted, we have not performed any procedures subsequent to May 16, 2005.

/s/ KPMG LLP

KPMG LLP

Dallas, Texas